INDEPENDENT AUDITORS REPORT
To the Trustees and Shareholders of CDC MPT Funds
In planning and performing our audit of the financial statements of CDC MPT+ Funds (the Trust) (comprising the U.S. Core Equity Fund) for the year ended October 31 2001 (on which we have issued our report dated November 23 2001) we considered its internal control, including control activities for safeguarding securities in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR and not to provide assurance on the Trusts internal control.
The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition use or disposition. Because of inherent limitations in any internal control misstatements due to error or fraud may occur and not be detected. Also projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.
Our consideration of the Trusts internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.
However we noted no matters involving the Trusts internal control and its operation including controls for safeguarding securities that we consider to be material weaknesses as defined above as of October 31 2001.
This report is intended solely for the information and use of management the Trustees and Shareholders of CDC MPT+ Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


Deloitte & Touche LLP
Boston Massachusetts
November 23 2001